Exhibit (n)(3)

Report and Consent of Independent Registered Public Accounting Firm

The audits referred to in our report dated February 26, 2010, with respect to the consolidated financial statements of Allied Capital Corporation included the related financial statement schedule as of and for the year ended December 31, 2009, included in the registration statement.  This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Our report on the consolidated financial statements makes reference to the Company modifying its method of determining the fair value of portfolio investments in 2008 due to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements.

We consent to the use of our reports included herein with respect to the consolidated financial statements of Allied Capital Corporation and subsidiaries as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009, and the related financial statement schedule as of December 31, 2009, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm.”

/s/ KPMG LLP

Washington, D.C.

September 2, 2010